UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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FRONT YARD RESIDENTIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

SNOW PARK CAPITAL PARTNERS MASTER FUND, LP

SNOW PARK CAPITAL PARTNERS, GP

SNOW PARK CAPITAL PARTNERS, LP

SNOW PARK CAPITAL MANAGEMENT, LLC

JEFFREY PIERCE

JPL OPPORTUNITY FUND LP

SOARING EAGLE LLC

JPL MANAGEMENT SERVICES LLC

JPL ADVISORS LLC

LAZAR NIKOLIC

PHILIP R. CHAPMAN

JAY S. NICKSE

WICKAPOGUE STRUCTURED CREDIT FUND, LP

WICKAPOGUE GP, LLC

TRADETWINS VENTURES, LLC

LELAND ABRAMS

TIMBERLINE FUND, LP

TIMBERLINE FUND GP, LLC

WYNKOOP, LLC

BRANDON JUNDT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Snow Park Capital Partners, LP, together with the other participants named herein (collectively, “Snow Park”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Snow Park’s slate of highly qualified director nominees to the Board of Directors of Front Yard Residential Corporation, a Maryland corporation (the “Company”), at the Company’s upcoming 2019 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 17, 2019, Snow Park issued the following press release, which was also posted by Snow Park to www.RenewRESI.com:

Egan-Jones Endorses the Entire Snow Park Slate, Solidifying Support from All Three Proxy Advisory Firms that Recommend Front Yard Stockholders Vote the Blue Proxy Card

Snow Park Welcomes the Unanimous Support of ISS, Glass Lewis and Egan-Jones

Egan-Jones Recommends Stockholders Vote FOR All Three of Snow Park’s Highly-Qualified and Independent Nominees: Leland Abrams, Lazar Nikolic and Jeffrey Pierce

ISS Has Already Stated It Believes Change is Warranted on Front Yard’s Board Given the Company’s Long-Term Underperformance, Ineffective Strategy and Weak Corporate Governance

Glass Lewis Has Also Concluded That There is Clear Cause for Stockholders to Support Board-Level Change Based on Front Yard’s Poor Execution, Substantial Debt and Peer-Worst Cost Structure

Stockholders Seeking Checks-and-Balances and a Path to NAV Realization Should Vote the BLUE Proxy Card FOR All Three of Snow Park’s Highly-Qualified, Independent Nominees

NEW YORK--(BUSINESS WIRE)--Snow Park Capital Partners, LP (together with its affiliates, “Snow Park” or “we”) today announced that Egan-Jones Proxy Services (“Egan-Jones”), a leading proxy advisory firm, has endorsed its case for change at Front Yard Residential Corporation (NYSE: RESI) (“Front Yard” or the “Company”). Egan-Jones recommends that stockholders vote the BLUE proxy card FOR the election of all three of Snow Park’s highly-qualified and independent nominees – Leland Abrams, Lazar Nikolic, and Jeffrey Pierce – to Front Yard’s Board of Directors (the “Board”) at the Company’s upcoming annual meeting on May 23, 2019. This comes on the heels of both Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) endorsing Snow Park’s nominees and recommending that stockholders vote the BLUE proxy card.

Stockholders who agree that greater urgency is needed to effect change at Front Yard should vote the BLUE proxy card to elect all three of Snow Park’s nominees. Our nominees possess strong real estate pedigrees, robust mortgage and financial services experience, and deep knowledge of effective strategies and corporate governance practices in the Real Estate Investment Trust (“REIT”) sector. Our nominees also understand the fundamentals and operating realities of the single-family residential market due to their respective experiences analyzing, investing in, and overseeing the management of individual properties across various markets. These are the types of qualifications that the current Board lacks, in our view, as evidenced by its track record of approximately $500 million in value destruction since 2015.

In its full report, Egan-Jones joined ISS and Glass Lewis in reaffirming Snow Park’s significant concerns regarding Front Yard’s poor long-term performance, numerous strategic lapses, and weak corporate governance. Egan-Jones’ findings include:1

  “We believe that electing Snow Park’s three nominees, will send a strong signal to the Company that an urgent action is needed to correct the current state of the Company, thereby, restoring investor confidence through the implementation of fresh perspectives and plan of action.”
  “… shareholder value has been suffering from poor total shareholder returns, weak balance sheet and eroding stock price. In our view, this is a serious concern that requires immediate action by the Board and management.”
  “…the excess leverages in the Company’s balance sheet has caused the Company’s stock price to trade to an increasing discount to NAV… the Board and management should have taken strategic plan of actions in order to prevent the value destruction in shareholder interest.”
  “…it is time to explore strategic alternatives to rescue the Company from its continuous deterioration. If elected, the Snow Park slate will work with the incumbent management and directors in order to devi[s]e a comprehensive plan that will save the Company from the status quo of value destruction and work towards the realization of a maximized shareholder value.”

As previously disclosed, ISS concluded that stockholders should vote on the BLUE proxy card:2

•	“The dissident has presented a compelling case that board change is warranted. Since [George] Ellison's succession as CEO, the board has overseen value destruction driven by RESI's transition to a fully single-family rental-focused REIT, a process in which it has been unable to gain sufficient scale, has taken on too much debt, and has been unable to derive a sufficient return on acquisitions. These factors, along with a governance structure that is disconnected from the interests of shareholders, justifies the addition of at least two dissident nominees.”

•	“ISS measured TSR from Ellison's succession as CEO in mid-2015 (which will also approximate initiation of the strategy shift for purposes of this analysis) through March 29, 2019 (the unaffected date), as well as over the trailing one, three, and five years. ISS compared the returns to the FTSE NAREIT All Equity REITs Index and to those of peers (AMH and INVH – identified by both RESI and the dissident as RESI's closest public peers) […] RESI delivered negative returns and underperformed the comparators over all four measurement periods.”

•	“That RESI has contended with four activist situations over the period is emblematic of the disconnect between the board and the investor base. It is clear from this alone that the actions of the board have been misaligned with the priorities of shareholders.”

1 Permission to quote Egan-Jones was neither sought nor obtained. Emphases added.

2 Permission to quote ISS was neither sought nor obtained. Emphases added.

As previously disclosed, Glass Lewis also concluded that stockholders should vote on the BLUE proxy card:3

  “The adverse implications of this effort are readily reflected in Front Yard's demonstrably laggard trading price, a central consideration which Front Yard makes no substantive effort to address across its extensive materials. In lieu thereof, the sitting board has arguably exacerbated the divide by executing a new five-year contract with its underperforming manager -- an entity conspicuously lead and overseen by Front Yard's CEO -- which includes no fee-based connection to total shareholder returns, but which does determine to include a new termination provision at the very time AAMC's value to investors has been publicly called into question.”
  “Among other things, we note Front Yard fails to substantively benchmark or contextualize any of its reported performance figures across its materials, essentially leaving shareholders to assume the disclosed operational and financial metrics -- for instance, those report[ed] on slide 17 of the Company's principal investor deck -- are compelling.”

Jeffrey Pierce, Founder and Managing Partner of Snow Park, commented:

“We are very pleased that Snow Park’s case for change at Front Yard enjoys the unanimous support of all three proxy advisory firms. We appreciate that Egan-Jones has joined ISS and Glass Lewis in recommending that Front Yard stockholders vote on the BLUE proxy card for our highly-qualified and independent nominees. It is our hope that all stockholders will take note of the fact that Egan-Jones sees significant value in having all three members of our slate installed on the Board. This can ensure that the incumbent directors hear and respect the desires of stockholders, who have been waiting far too long to realize the tremendous real estate value that remains trapped in Front Yard’s underperforming shares.

We agree that fresh perspectives and a vision for value-creation are needed in the boardroom to address Front Yard’s poor financials and dire state. If elected to the Board, our nominees will continue to maintain an active, collaborative, and productive dialogue with fellow directors and all stockholders – fighting for increased accountability, improved strategic thinking and execution, and stockholder-friendly governance policies. We are confident that our truly independent slate of directors will act consistently with Front Yard’s fiduciary duties in pursuing optimal outcomes for stockholders.”

We urge Front Yard stockholders to vote FOR all three of Snow Park’s highly-qualified, independent nominees – stockholders Leland Abrams, Lazar Nikolic and Jeffrey Pierce – on the BLUE proxy card and to return it in your postage-paid envelope provided. If you have already voted Front Yard’s proxy card, you can change your vote by providing a later dated BLUE proxy card.

Should you have any questions or need assistance with voting, please contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

PROTECT YOUR INVESTMENT. PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY!

VISIT WWW.RENEWRESI.COM TODAY.

3 Permission to quote Glass Lewis was neither sought nor obtained. Emphases added.

About Snow Park

Snow Park Capital Partners, LP is a privately-held investment manager that specializes in investing in publicly-traded real estate securities across the capital structure. Based in New York City and founded by Jeffrey Pierce, the firm focuses on producing strong risk-adjusted returns for a diverse investor base of public institutions, private entities and qualified individual clients.

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